Approved January 17, 2013

FIRST GUARANTY BANCSHARES, INC. AND SUBSIDIARY

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

A.           INTRODUCTION

This “Code of Ethics for Senior Financial Officers” (“Code”) was approved and adopted by the Board of Directors of First Guaranty Bancshares, Inc. (the “Company”). Its purpose is to ensure that the Company’s Senior Financial Officers are committed to the highest standards of integrity and professionalism when conducting and reporting the financial affairs of the Company.  This Code, the text of which is posted on the Company’s Internet Web site at www.fgb.net, supplements the Company’s corporate-wide Code of Ethics that applies to all directors, officers and employees of the Company.

For the purposes of this Code, the term “Senior Financial Officer” includes each of the following officers of the Company:

•	Chief Executive Officer
•	Chief Financial Officer
•	All Executive Officers

B.           STANDARDS OF CONDUCT

Each Senior Financial Officer of the Company shall be bound by the following standards of integrity and professionalism when conducting and reporting the Company’s financial affairs:

•           Honest and Ethical Conduct

Each Senior Financial Officer shall engage in honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between his or her personal and professional relationships.

•           Full Disclosure

Each Senior Financial Officer shall, to the best of their knowledge and ability, promote full, fair, accurate, timely and understandable disclosures in reports and documents that the Company files with or submits to the Securities and Exchange Commission (“SEC”), to other regulatory agencies, and in other public communications made by the Company.

•           Compliance with Laws, Rules and Regulations

Each Senior Financial Officer shall, to the best of their knowledge and ability, promote full compliance with applicable governmental laws, rules and regulations.

•           Reporting of Code Violations

Each Senior Financial Officer shall promptly report any known or suspected violation of this Code to the Company’s Audit Committee of the Board using the confidential “whistleblower” procedures established by the Bank for reporting questionable accounting or auditing practices or other significant business concerns.  Where possible and appropriate, the identity of any person who reports a known or suspected violation of this Code as provided herein will be kept anonymous.  The Company prohibits retaliation of any kind against individuals who make good-faith reports of ethical violations or other known or suspected illegal conduct.

•           Accountability

Each Senior Financial Officer shall be held accountable for adherence to this Code.

C.           AMENDMENTS TO OR WAIVERS OF THIS CODE

Any amendment to or waiver of this Code must be approved by the Company’s Board of Directors.  A “waiver of this Code” is defined as a material departure from a provision of this Code.  As a general rule, a waiver of this Code will not be approved unless necessary and warranted.  The Company will disclose any amendment to or waiver of this Code in the manner required by then-applicable law, rule or listing standard.

First Guaranty Bancshares, Inc.
Senior Financial Officers Code of Ethics

Your Personal Commitment to Our Code of Ethics

All Senior Financial Officers of the First Guaranty Bancshares, Inc. are responsible for reading, understanding, and complying with the standards outlined in this Code.

Senior Financial Officers are required to affirmatively acknowledge receipt, understanding, and compliance with this Code.

I acknowledge that I have received and will comply with the Code of Ethics for Senior Financial Officers.  I understand and agree that the Code of Ethics is not an employment contract between First Guaranty Bancshares, Inc. and me.

Sign here:________________________________________________________________________________________

Print:____________________________________________________________________________________________

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